Filed Pursuant to Rule 424(b)(3)
File Number 333-127413

PROSPECTUS SUPPLEMENT NO. 1

Prospectus Supplement No. 1 dated October 30, 2006
to Registration Statement on Form SB-2, as amended,
filed on August 10, 2005 and declared effective on October 17, 2005
(Registration No. 333-127413)

FELLOWS ENERGY LTD.

This Prospectus Supplement No. 1 supplements our Prospectus dated October 14, 2005. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering, other than the exercise price, if any, to be received upon exercise of the warrants referred to in the Prospectus. You should read this Prospectus Supplement No. 1 together with the Prospectus.

Our common stock is listed on the Nasdaq Over-the-Counter Bulletin Board under the symbol “FLWE.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is October 30, 2006.

EXPLANATORY NOTE

The information below amends and supplements the “Selling Stockholders” section set forth in the prospectus. The information contained in this section below supersedes the information in the prospectus under the section “Selling Stockholders.” On October 23, 2006, we provided notice to JGB Capital L.P., Palisades Master Fund LP and Crescent International Ltd. that we intended to make the mandatory monthly redemption payment in shares of common stock pursuant to such debentures.

SELLING STOCKHOLDERS

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

HPC Capital Management, a registered broker-dealer, who received its shares of common stock being offering in this prospectus as compensation for investment banking services and holds the securities for its own account, may be deemed an “underwriter” as that term is defined under the Securities Exchange Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations of such acts. Legend Merchant Group Inc., a registered broker-dealer; Dunwood Asset Management LLC, a registered broker-dealer; Palladium Capital Advisors LLC, a registered broker-dealer; Axiom Capital Management, Inc., a registered broker-dealer; John F. Heerdink Lr., Sam Ottensoser, David W. Unsworth Jr., Gilad Ottensoser, John H. Shaw III, David Jordan and Barry Zelin, are an “underwriter” as that term is defined under the Securities Exchange Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations of such acts.

	Total Shares of	Total
	Common Stock	Percentage					Percentage of
	Issuable Upon	of Common	Shares of			Beneficial	Common Stock
	Conversion of	Stock,	Common Stock	Beneficial	Percentage of	Ownership	Owned
	Debentures	Assuming	Included in	Ownership	Common Stock	After the	After
	and/or Warrants	Full	Prospectus	Before the	Owned Before	Offering	Offering
Name	(1)	Conversion	(2)	Offering	Offering	(3)	(3)

JGB Capital L.P. (5)	4,814,225	6.58%	Up to	4,287,021 (4)	4.90%	--	--
			4,087,031
			shares of
			common stock

Palisades Master	19,262,677	21.98%	Up to	4,287,021 (4)	4.90%	--	--
Fund LP (6)			16,353,026
			shares of
			common stock

Crescent	2,407,113	3.40%	Up to	2,407,113	3.40%	--	--
International Ltd.(7)			2,043,516
			shares of
			common stock

HPC Capital	250,000	*	Up to	250,000	*	--	--
Management (8)			250,000
			shares of
			common stock

Alpha Capital AG (9)	--	--	1,346,668 (10)	1,035,898	1.51%	--	--

Michael & Deborah	--	--	45,957 (11)	35,351	*	--	--
Gordon JTWROS

Goren Brothers L.P. (12)	--	--	1,683,334 (13)	1,294,872	1.88%	--	--

Nite Capital, L.P. (14)	--	--	505,001 (15)	388,462	*	--	--

Diamond Oil & Gas	--	--	350,000	3,500,000	5.12%	3,150,000	3.41%
Corp. (16)

Legend Merchant Group	--	--	197,317 (18)	189,655	*	--	--
Inc. (17)

Dunwood Asset	--	--	14,201 (20)	13,650	*	--	--
Management LLC (19)

Palladium Capital	--	--	98,071 (22)	94,263	*	--	--
Advisors LLC (21)

John F. Heerdink Jr.	--	--	69,411 (23)	66,715	*	--	--

Sam Ottensoser	--	--	34,705 (24)	33,357	*	--	--

David W. Unsworth Jr.	--	--	236,545 (25)	227,359	*	--	--

Gilad Ottensoser	--	--	21,926 (26)	21,074	*	--	--

John H. Shaw III	--	--	21,926 (27)	21,074	*	--	--

Kristin Hussian	--	--	6,000	6,000	*	--	--

Rachel Glicksman	--	--	144,000	144,000	*	--	--

Crown Taylor	--	--	2,449,265	2,449,265	3.58%	--	--

Michael E. Martin	--	--	10,000	10,000	*	--	--

Jack S. Steinhauser	--	--	15,000	15,000 *	--	--

Harrison W. Schumacher	--	--	87,500	87,500	*	--	--

Paul J. Mysyk	--	--	87,500	87,500	*	--	--

Axiom Capital Management,	--	--	37,500	37,500	*	--	--
Inc. (28)

David Jordan	--	--	56,250	56,250	*	--	--

Barry Zelin	--	--	56,250	56,250	*	--	--

Sichenzia Ross Friedman	--	--	50,000	50,000	*	--	--
Ference LLP (29)

* Represents less than 1%.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the convertible debentures is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) This column represents shares of common stock issuable upon conversion of convertible debentures and exercise of warrants issued in our June 2005 private placement, which is an estimated number based on a conversion price as of a recent date of October 30, 2006 of $.1256 divided into the principal amount of the debenture.

(2) Includes a good faith estimate of the shares issuable upon conversion of the convertible debentures and exercise of warrants issued in June 2005, based on current market prices. Because the number of shares of common stock issuable upon conversion of the convertible debentures issued in June 2005 is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. Under the terms of the convertible debentures issued in June 2005, if the convertible debentures had actually been converted on October 30, 2006, the convertible debentures would have had a conversion price of $.1256. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the convertible debentures and exercise of the related warrants issued in June 2005 by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933. However the selling stockholders have contractually agreed to restrict their ability to convert their convertible debentures or exercise their warrants issued in June 2005 and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.9% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of the convertible debentures and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(3) Assumes that all securities registered will be sold.

(4) Represents the aggregate maximum number and percentage of shares that the selling stockholder can own at one time (and therefore, offer for resale at any one time) due to their 4.9% limitation.

(5) Brett Cohen in his capacity as the President of JGB Management, Inc., the general partner of JGB Capital, LP, has voting and investment power over such securities.

(6) Paul T. Mannion and Andy Reckles in their capacity as members of PEF Advisors, LLC, the general partner of Palisades Master Fund, LP, share voting and investment power over such securities.

(7) Mel Craw and Maxi Brezzi, in their capacity as managers of GreenLight Switzerland SA, the investment advisor to Crescent International Ltd., have voting and investment power over the shares owned by Crescent International Ltd. Messrs. Craw and Brezzi disclaim beneficial ownership of such shares.

(8) Vincent Sabarra in his capacity as President of HPC Capital Management, has voting and investment power over such securities.

(9) Konrad Ackerman and Rainer Posch have voting and investment control over the shares owned by this entity.

(10) Includes 400,000 shares of common stock underlying warrants.

(11) Includes 13,650 shares of common stock underlying warrants.

(12) James Goren and Alexander Goren have voting and investment control over the shares owned by this entity.

(13) Includes 500,000 shares of common stock underlying warrants.

(14) Keith Goodman, Manager of Nite Capital LLC, which is the General Partner of Nite Capital L.P. has voting and investment control over the shares owned by this entity.

(15) Includes 150,001 shares of common stock underlying warrants.

(16) George Young, our Chairman and CEO, has voting and investment control over the shares owned by this entity.

(17) David W. Unsworth has voting and investment control over the shares owned by this entity.

(18) Includes 27,016 shares of common stock underlying warrants.

(19) David Jenkins and Christopher K. Norman have voting and investment control over the shares owned by this entity.

(20) Represents shares of common stock underlying warrants.

(21) Joel Padowitz has voting and investment control over the shares owned by this entity.

(22) Includes 29,131 shares of common stock underlying warrants.

(23) Includes 16,599 shares of common stock underlying warrants.

(24) Includes 8,299 shares of common stock underlying warrants.

(25) Includes 64,742 shares of common stock underlying warrants.

(26) Includes 3,002 shares of common stock underlying warrants.

(27) Includes 3,002 shares of common stock underlying warrants.

(28) Liam F. Dalton and Mark D. Martino have voting and investment control over the shares owned by this entity.

(29) Greg Sichenzia, Marc Ross, Richard Friedman and Michael Ference have voting and investment control over the shares owned by this entity.